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                                                                   EXHIBIT 10.7

         MONITORING AGREEMENT (this "Agreement"), dated as of February 2, 1998, among GRAHAM PACKAGING HOLDINGS COMPANY, a Pennsylvania limited partnership formerly known as Graham Packaging Company ("GPHC"), GRAHAM PACKAGING COMPANY, a Delaware limited partnership formerly known as Graham Packaging Holdings I, L.P. ("Opco"), and BLACKSTONE MANAGEMENT PARTNERS III L.L.C., a Delaware limited liability company ("BMP").

                  WHEREAS, BMP, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of finance, strategy, investment and acquisitions relating to the business of GPHC and Opco; and

                  WHEREAS, GPHC and Opco desire to avail themselves, for the term of this Agreement, of the expertise of BMP in the aforesaid areas and BMP wishes to provide the services to GPHC and Opco as herein set forth;

                  NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

                  1. Appointment. GPHC and Opco hereby appoint BMP to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

                  2. Services. BMP hereby agrees that during the term of this Agreement it shall render to GPHC and Opco, by and through itself, its affiliates, and their respective officers, employees and representatives as BMP in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of GPHC, Opco and their subsidiaries, including, without limitation, (i) advice in designing financing structures and advice regarding relationships with GPHC, Opco and their subsidiaries' lenders and bankers; (ii) advice regarding the structure and timing of public offerings of debt and equity securities of GPHC, Opco and their subsidiaries; (iii) advice regarding property dispositions or acquisitions; and (iv) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by GPHC and Opco. It is expressly agreed that the services to be performed hereunder shall not include investment banking or other financial advisory services rendered by BMP or its affiliates to GPHC and Opco in connection with any specific acquisition, divestiture, refinancing or recapitalization by GPHC, Opco or any of their subsidiaries. BMP may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of GPHC, Opco or such subsidiary and BMP.

                  3. Fees. In consideration of the services contemplated by
Section 2, for the term of this Agreement, GPHC and Opco and their respective successors, jointly and severally, agree to pay to BMP an annual fee (the "Monitoring Fee") of $1,000,000, payable in quarterly installments on March 31, June 30, September 30 and December 31 of each year commencing on the Closing Date (as defined below) through the date (the "Termination Date") on which affiliates of BMP hold, directly or indirectly, beneficial ownership of less than 10% of the equity interests of GPHC and Opco acquired on the Closing Date, or such

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earlier date as GPHC, Opco and BMP shall agree. The Monitoring Fee shall not be prorated for the first calendar year of this Agreement. Any Monitoring Fee for the last calendar year of this Agreement shall be prorated for the period of such year ending on the Termination Date. To the extent required by any debt financing of GPHC, Opco or their subsidiaries, the Monitoring Fee shall be deferred until the earlier of (i) dissolution of GPHC, and (ii) payment of such deferred Monitoring Fee is permitted under such debt financing. Any deferred Monitoring Fee shall bear interest at a rate of ten percent (10%) per annum, compounded annually, from the date deferred until paid. The "Closing Date" shall mean the date of the closing of the transactions contemplated by the Agreement and Plan of Recapitalization, Redemption and Purchase (the "Recapitalization Agreement") dated as of December 18, 1997 by and among GPHC, Graham Packaging Corporation, a Pennsylvania corporation, Graham Family Growth Partnership, a Pennsylvania limited partnership, Graham Engineering
Corporation, a Pennsylvania corporation, Graham Capital Corporation, a Pennsylvania corporation, Graham Recycling Corporation, a Pennsylvania corporation, Donald C. Graham, BCP/Graham Holdings L.L.C., a Delaware limited liability company, and BMP/Graham Holdings Corporation, a Delaware corporation.

                  4. Reimbursements. In addition to the fees payable pursuant to this Agreement, GPHC and Opco shall, subject to Sections 6.4(vii) and 6.7 of the Fifth Amended and Restated Agreement of Limited Partnership of GHPC, jointly and severally, pay directly or reimburse BMP for its Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the reasonable out-of-pocket costs and expenses reasonably incurred by BMP or its affiliates in connection with the services rendered hereunder in pursuing, or otherwise related to, the business of GPHC or Opco, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services and (iii) transportation, per diem costs, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by BMP to GPHC or Opco of a written statement thereof.

                  5. Indemnification. (a) GPHC and Opco, jointly and severally, will indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several (the "Liabilities"), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by GPHC or Opco. GPHC and Opco, jointly and severally, will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the

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defense of any action, claim, suit, investigation or proceeding for which the
Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. GPHC and Opco will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of BMP. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of BMP.

                  (b) Notwithstanding any provision herein to the contrary, no partner of GPHC or Opco shall be liable for any obligations of GPHC or Opco hereunder, including, without limitation, the payment of the Monitoring Fee pursuant to Section 3, the payment or reimbursement of Out-of-Pocket Expenses pursuant to Section 4 and the indemnification obligations under Section 5(a).

                  6. Accuracy of Information. GPHC and Opco shall furnish or cause to be furnished to BMP such information as BMP believes appropriate to its monitoring services hereunder and to the ownership by affiliates of BMP of equity interests of GPHC and/or Opco (all such information so furnished being the "Information"). GPHC and Opco recognize and confirm that BMP (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

                  7. Term. This Agreement shall be effective as of the date hereof and shall continue until the Termination Date, provided that Section 4 shall remain in effect with respect to Out-of-Pocket Expenses incurred prior to the Termination Date. The provisions of Sections 5, 6 and 8 and otherwise as the context so requires shall survive the termination of this Agreement.

                  8. Permissible Activities. Subject to applicable law, nothing herein shall in any way preclude BMP, its affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by GPHC or Opco.

                  9. Miscellaneous.

                  (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by all of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which

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given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                  (b) Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, Federal Express, or other overnight courier, addressed as follows or to such other address of which the parties may have given notice:

If to BMP:                c/o The Blackstone Group L.P.
                          345 Park Avenue, 31st Floor
                          New York, New York 10154
                          Attention:       Howard A. Lipson
                          Facsimile:       (212) 754-8703

If to GPHC
   or to Opco:            Graham Packaging Holdings Company
                          1110 East Princess Street
                          York, PA 17403
                          Attention: John Hamilton
                          Facsimile: (717) 849-8541


Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally or sent by facsimile, and (ii) one business day after being sent by Federal Express or other overnight courier.

                  (c) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

                  (d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement shall inure to the benefit of, and be binding upon, BMP, GPHC, Opco and their respective successors and assigns. The provisions of Section 5 shall inure to the benefit of each Indemnified Party.

                  (e) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  (f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                  (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such

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prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

                              BLACKSTONE MANAGEMENT PARTNERS III
                                L.L.C.


                              By:/s/ Howard A. Lipson
                                 -----------------------------------------
                                 Name: Howard A. Lipson
                                 Title: Member


                              GRAHAM PACKAGING HOLDINGS
                                 COMPANY


                              By: BCP/Graham Holdings L.L.C., general
                                  partner


                              By: BMP/Graham Holdings Corporation, member


                                  By:/s/ Simon Lonergan
                                     --------------------------------------
                                     Name: Simon Lonergan
                                     Title:


                              GRAHAM PACKAGING COMPANY

                              By: GPC Opco GP LLC, general partner

                              By: Graham Packaging Holdings Company, member

                              By: BCP/Graham Holdings L.L.C., general
                                    partner

                              By: BMP/Graham Holdings Corporation, member


                                  By:/s/ Simon Lonergan
                                     ---------------------------------------
                                      Name: Simon Lonergan
                                      Title: